Exhibit 99.1

For Immediate Release

Spire Reports Second Quarter Results
Updates Earnings Outlook and Increases Capital Expenditures Forecast

ST. LOUIS (May 3, 2017) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2017 second quarter ended March 31, 2017. Highlights include:

•	Second quarter fiscal 2017 diluted earnings per share of $2.36, compared to $2.31 in fiscal 2016

•	Net economic earnings* (NEE) per share of $2.38 up from prior year results of $2.37

•	Spire board of directors declared quarterly common stock dividend of $0.525 per share

•	Five-year capital expenditures forecast through 2021 increased to nearly $2.3 billion

•	Laclede Gas and Missouri Gas Energy file separate rate change proposals in Missouri that include plans to invest in customer service and continued infrastructure upgrades

“Our operating performance was solid this quarter, as we grew earnings even though winter weather across our footprint continued to be warmer than normal. That’s because our 3,300 employees in Alabama, Mississippi and Missouri work hard every day to provide great service that’s safe and reliable, while delivering on our promises and growing our company. We also continue to successfully ramp up infrastructure upgrades that help lower long-term operating costs and support our long-term growth,” said Suzanne Sitherwood, president and chief executive officer of Spire.

Second Quarter Results	Three months ended March 31,
	(Millions)		(Per Diluted Share)
	2017	2016	2017	2016
Net Economic Earnings (Loss)* by Segment
Gas Utility	$112.2	$102.5	$2.45	$2.35
Gas Marketing	—	3.0	—	0.07
Other	(3.2)	(2.0)	(0.07)	(0.05)
Total	$109.0	$103.5	$2.38	$2.37
Acquisition-related costs, pre-tax	(0.1)	(2.0)	—	(0.04)
Fair value adjustments, pre-tax	(1.6)	(2.5)	(0.04)	(0.06)
Income tax effect of adjustments	0.7	1.8	0.02	0.04
Net Income	$108.0	$100.8	$2.36	$2.31

Average Shares Outstanding in Millions			45.7	43.5
* Non-GAAP, see "Net Economic Earnings and Reconciliation to GAAP."

For the three months ended March 31, 2017, the second quarter of our fiscal year, we reported consolidated net income of $108.0 million (or $2.36 per diluted share) compared to $100.8 million (or $2.31 per diluted share) in the prior year period. Net economic earnings (NEE) for the second quarter of fiscal 2017 were $109.0 million, up $5.5 million or 5.3 percent compared to last year, reflecting higher earnings in Gas Utility partially offset by lower results in Gas Marketing and higher corporate costs. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives. It also excludes the impacts of acquisition, divestiture and restructuring activities in the fiscal year in which they occur, including expenses, financing impacts and operating results in fiscal 2016 associated with the acquisition of EnergySouth (Mobile Gas and Willmut Gas) as well as overall integration activities. While NEE increased, NEE per share was $2.38 in the current period, up slightly from $2.37 a year ago, reflecting a 5 percent increase in average shares outstanding related to the EnergySouth acquisition in 2016.
Fiscal 2017 results were impacted by winter weather that was warmer in comparison to both normal and last year across our footprint. In general, warmer weather reduces demand and contribution margin (non-GAAP; see "Contribution Margin and Reconciliation to GAAP") and benefits certain weather-sensitive expenses. For Laclede Gas and MGE (collectively our Missouri Utilities), second quarter weather was 23 percent warmer than normal this year and 10 percent warmer than a year ago. For Alagasco, second quarter temperatures were 37 percent warmer than normal this year and 24 percent warmer than the prior year. Temperatures were also more volatile this year when compared to both prior year and normal patterns.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Second quarter net income was $112.3 million for fiscal 2017, up from $102.4 million a year ago. NEE for the segment was $112.2 million, up $9.7 million or more than 9 percent compared to prior year. The increase in earnings was largely driven by the addition of EnergySouth.
Contribution margin increased by $26.5 million reflecting the addition of EnergySouth ($27.6 million), lower net regulatory adjustments for Alagasco ($4.6 million), and higher Infrastructure System Replacement Surcharge (ISRS) revenues for the Missouri Utilities ($3.5 million). These benefits to contribution margin were more than offset by a $9.6 million impact from the warmer weather when compared to last year as described earlier.
Operation and maintenance (O&M) expenses of $98.4 million for the quarter were up $4.1 million, reflecting the addition of EnergySouth ($10.3 million). Excluding EnergySouth, O&M expenses were lower by $6.2 million driven by a decrease in employee-related costs and lower bad debt expense, a portion of which was beneficially impacted by weather. Depreciation and amortization expenses increased by $4.1 million from last year, with $2.6 million from the addition of EnergySouth and the remainder reflecting higher capital investment including infrastructure upgrades for the other utilities. Taxes other than for income and gross receipts increased by $2.5 million reflecting mainly an increase in property taxes including those associated with the addition of EnergySouth.
Gas Marketing
The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing and related services on a non-regulated basis across the country, with a core operating footprint in the central U.S. For the second quarter of fiscal 2017, Gas Marketing reported a loss of $1.0 million compared to net income of $1.5 million in the prior-year period. Removing fair value adjustments in both periods, second quarter NEE was breakeven in fiscal 2017, down from $3.0 million in the prior year. The decrease reflects a lower contribution margin primarily due to the timing of storage optimization and lower market volatility in the current-year quarter.
Other
Other non-utility operations and corporate costs were $3.3 million in the second quarter of 2017 compared to $3.1 million in the year-ago period. On an NEE basis, second quarter costs were $3.2 million in 2017, up from $2.0 million a year ago. A significant portion of these costs are related to interest expense which increased from prior year reflecting the addition of EnergySouth as well as higher interest costs on floating-rate debt.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2017	2016	2017	2016
Net Economic Earnings (Loss)* by Segment
Gas Utility	$164.0	$152.5	$3.59	$3.50
Gas Marketing	1.4	2.7	0.03	0.07
Other	(8.9)	(6.6)	(0.20)	(0.16)
Total	$156.5	$148.6	$3.42	$3.41
Acquisition-related costs, pre-tax	(0.2)	(3.3)	(0.01)	(0.07)
Fair value adjustments, pre-tax	(5.2)	1.9	(0.12)	0.04
Income tax effect of adjustments	2.1	0.5	0.05	0.01
Net Income	$153.2	$147.7	$3.34	$3.39

Average Shares Outstanding in Millions			45.7	43.5
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first half of fiscal 2017, we reported consolidated net income of $153.2 million (or $3.34 per diluted share) compared to $147.7 million (or $3.39 per diluted share) for the prior year. NEE for the first half of the year was $156.5 million (or $3.42 per share) up $7.9 million or 5.3 percent compared to $148.6 million (or $3.41 per share) a year ago. The increase in earnings reflects higher Gas Utility results mainly due to the addition of EnergySouth, partially offset by a decrease in Gas Marketing earnings and higher corporate costs. Per share results were impacted by a 5 percent increase in shares outstanding related to the EnergySouth acquisition in 2016.
Gas Utility
For the first half of fiscal 2017, the Gas Utility segment reported net income of $164.0 million compared to $151.7 million in the prior year. Segment NEE for the first six months was $164.0 million in fiscal 2017, up $11.5 million or 7.5 percent from a year ago. The increase in earnings was driven primarily by the inclusion of EnergySouth in the current year, as well as higher earnings from the Missouri Utilities, slightly offset by lower results for Alagasco.
Year-to-date segment contribution margin increased by $49.6 million, including $46.9 million from the addition of EnergySouth. In addition, operating margin reflects $6.8 million higher ISRS revenues at the Missouri Utilities and $5.8 million in lower regulatory adjustments in Alabama. These positive factors were largely offset by a $10.1 million impact to contribution margin from lower consumption and demand due to warmer winter temperatures. O&M expenses increased by $11.9 million, reflecting the addition of EnergySouth ($19.1 million). Excluding EnergySouth expenses, O&M expenses were lower by $7.2 million in part due to the warmer weather during the heating season which resulted in lower bad debt expense and lower employee-related costs. Depreciation and amortization rose by $8.3 million with $5.3 million attributable to EnergySouth and the remainder reflecting increased capital investment at the Missouri Utilities and Alagasco including infrastructure upgrades.
Gas Marketing
The Gas Marketing segment reported a fiscal year-to-date loss of $1.8 million compared to net income of $3.8 million a year ago. Excluding adverse mark-to-market and fair value adjustments, NEE was $1.4 million, down from $2.7 million in the prior year. The earnings decrease reflects a lower contribution margin primarily due to lower storage optimization and narrowing spreads, partially offset by higher overall volumes.
Other
Other non-utility operations and corporate costs in the first half of fiscal 2017 were $9.0 million compared to $7.8 million a year ago. On an NEE basis, year-to-date costs were $8.9 million up from $6.6 million in the prior-year period. A significant portion of these costs are related to interest expense which increased from the prior year reflecting the addition of EnergySouth as well as higher interest costs on floating-rate debt.
Balance Sheets and Cash Flows
We continue to maintain a strong capital structure with ample liquidity. Short-term borrowings outstanding at March 31, 2017 were $567.4 million compared to $253.6 million a year ago. These levels of short-term debt are in line with our typical seasonal borrowing needs, with the increase due to the acquisition of EnergySouth and the timing of capital market activity as noted below.
During and immediately following the second quarter, Spire completed a series of planned debt and equity transactions tied to the Alagasco acquisition financing originally raised in 2014. The net result of these transactions was to secure a net $142.0 million in equity proceeds and decrease total long-term debt (including current portions) by $143.8 million.
In 2014, Spire issued 2.875 million equity units consisting of $143.8 million of remarketable junior subordinated notes and an equity purchase contract requiring unit holders to purchase common shares three years in the future. During the same time period, Spire issued three-year $250 million floating rate notes to mature August 15, 2017.
Over the last three months, the equity units and notes were effectively replaced as follows:

•	On February 22, Spire issued $150 million 3.543% senior notes due 2024, including $143.8 million of remarketed junior subordinated notes sold by the unit holders and $6.2 million of new senior notes.

•	On March 10, Spire redeemed $250 million floating rate notes at par using short-term borrowings.

•	On March 15, Spire funded the private placement of $100 million 3.93% 10-year senior notes, using proceeds to reduce short-term borrowings incurred to retire the floating rate notes.

•
On April 3, Spire issued 2,504,700 shares of common stock in conjunction with settlement of the purchase contracts underlying the equity units, receiving net cash proceeds of $142.0 million which was used to repay the remaining short-term borrowings incurred above.

The result of these transactions was to increase the equity component of our long-term capitalization (on a pro forma basis including the April 3rd equity issuance) to 51.3 percent equity, compared to 49.8 percent equity at September 30, 2016.

Separately, on March 15, Laclede Gas Company finalized terms for a private placement of $170 million of first mortgage bonds, in 15-year, 30-year and 40-year tranches. These bonds can be funded, at the Company’s option, at any time up to September 15, 2017 given standard notice periods and other funding requirements typical in this type of private placement.

Net cash provided by operating activities was $226.1 million for the six months ended March 31, 2017, compared to $243.0 million for the first half of 2016. The decrease is primarily due to changes in working capital largely driven by the relative weather conditions and gas prices during the periods.
Capital expenditures for the first six months of our fiscal year were $187.3 million in 2017, up from $121.8 million in the prior year with approximately $8 million of the increase driven by the addition of EnergySouth. Capital spend for the rest of our utilities was up nearly $50 million, or more than 40 percent, reflecting increased infrastructure upgrades as well as investment to support customer growth and new business development.
For additional details on Spire’s results for the second quarter and first six months of fiscal 2017, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
Regulatory Update
Missouri Rate Cases
As required by the state of Missouri, Laclede Gas and MGE each filed with the Missouri Public Service Commission (MoPSC) a general rate case on April 11, 2017, requesting proposed rate changes. These requests are the first to be made by our Missouri utilities in approximately four years.
The proposed rate changes reflect plans and ongoing investments to upgrade technology for easier and faster customer service, and a continued commitment to modernizing pipeline infrastructure, all while creating benefits for our customers through growth. The filings include accelerated infrastructure upgrades and significant costs savings that keep price increases for customers down.
The requests are based on filed rate bases as of the December 31, 2016 test year of $1,232 million for Laclede Gas and $793 million for MGE, representing 34 percent growth in the combined rate base of our Missouri utilities. This growth reflects significant investments made in infrastructure upgrades, technology and other system investments.
Laclede Gas requested a rate increase of $28.5 million, which is net of $29.5 million already being recovered through ISRS. If approved, the increase for a typical residential customer will be $3.70 per month. MGE requested a $37.0 million increase, net of $13.4 million in current ISRS recovery, that would result in an increase for a typical residential customer of $5.50 per month. Even with these increases, customer bills will still be lower than they were 10 years ago.
The current filings include proposed changes to rate designs and other mechanisms to modernize and simplify the rate-setting process and align practices between Laclede Gas and MGE. The filings also seek cash recovery of regulatory assets including funding of retirement plans and deferred costs of integration.
The regulatory process in Missouri provides the MoPSC up to 11 months to consider these filings. We expect a procedural schedule to be agreed upon mid-May, which will outline the timeframe for the overall process, including evidentiary hearings preliminarily set for early to mid-December. The process includes discovery, filing of testimony and case by MoPSC Staff, and responses from various parties to the case. The prudence review and consideration by the MoPSC and Staff will cover all aspects of the filing, including such factors as rate base, weighted average cost of capital, certain run rate operating costs, capital structure, energy efficiency programs and overall rate design.
Missouri ISRS
On April 26, 2017, the MoPSC approved additional ISRS revenue in the amount of $3.0 million each for Laclede Gas and MGE, effective June 1, 2017. The additional amounts bring the annual ISRS run rate to $49 million. ISRS allows for more timely regulatory recovery of investments made by our Missouri utilities to improve the integrity and safety of their distribution systems.
Spire STL Pipeline
On January 26, 2017, we filed a certificate application with the Federal Energy Regulatory Commission (FERC) seeking approval for our Spire STL Pipeline, a 65-mile natural gas supply pipeline that will enhance reliability and the diversity of our physical transport portfolio while providing access to lower-cost shale gas from the Marcellus/Utica producing regions. Under the terms of a precedent agreement with Laclede Gas, executed on January 25, Laclede Gas will be a foundation shipper with a contractual commitment of 350 MMcf/d out of the total capacity of 400 MMcf/d.
As is typical for a project of this type, a limited number of parties have filed interventions and protests with the FERC, which we are continuing to monitor and respond to as appropriate. Our plans continue to reflect an expected fiscal 2019 in-service date and an estimated project cost of $190 million-$210 million.
On April 21, we filed an amended certificate application to adjust the preferred route for the pipeline to include a new six-mile segment rather than refurbishment of an existing line. The change offers a number of benefits including eliminating potential supply disruption risk for Laclede Gas, eliminating uncertainty regarding upgrade costs and reducing long-term integrity management costs.
Dividends
The Spire board of directors declared a quarterly common stock dividend of $0.525 per share, payable July 5, 2017, to shareholders of record on June 12, 2017. We have continuously paid a cash dividend since 1946, with 2017 marking the 14th consecutive year of increasing dividends on an annualized basis.
Earnings Guidance and Outlook
As noted earlier, Spire’s capital spending for the Missouri Utilities and Alagasco for the first six months of the current fiscal year is more than 40 percent higher than the comparable period last year, tangible proof of our success in ramping up our infrastructure upgrades as well as investments to support new business and technology enhancements. As a result, we now anticipate our capital expenditures for fiscal 2017 to be approximately $445 million, up from our original estimate of $410 million. This compares to actual fiscal 2016 capital spending of $293 million. Investment in our gas utilities is now expected to be approximately $415 million, up from $370 million, and we still expect that roughly 75 percent will be recovered with minimal regulatory lag.

We have also updated our longer-term capital expenditure outlook, extending that view through 2021. We now anticipate our five-year capital spend for the fiscal years 2017-2021 to total approximately $2.3 billion, up from $2.0 billion for our last five-year forecast ended 2020.

We also confirm our long-term NEE per share growth target remains 4-6 percent. Further, we expect that dividends should grow at the higher end of that range as we strive to get to the middle of our target payout ratio of 55-65 percent.

Looking to the rest of fiscal 2017, we are confirming our original NEE guidance range of $3.50-$3.60 per fully diluted share. It is likely that earnings will fall in the lower half of that range given the significantly warmer and more volatile weather during the first half of fiscal 2017, which represents a majority of the heating season in our service territories.
Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2017 second quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, May 3
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832 412-317-5142
International:
The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at SpireEnergy.com under the Investors tab. A replay of the call will be available from 10 a.m. CT (11 a.m. ET) on May 3 to June 3 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10105352. A replay of the webcast will be available at SpireEnergy.com.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities - Alagasco, Laclede Gas, Missouri Gas Energy, Mobile Gas and Willmut Gas. Our non-utility operations include Spire Marketing which provides natural gas marketing and related services. We are committed to transforming our business and pursuing growth by 1) growing our gas utility business through prudent infrastructure upgrades and organic growth initiatives, 2) acquiring and integrating gas utilities, 3) modernizing our gas assets, and 4) investing in innovation. Learn more at SpireEnergy.com.
Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended March 31, 2017 to be filed with the Securities and Exchange Commission later today.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including costs related to acquisitions and integration. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income - Unaudited

(In Millions, except per share amounts)	Three months ended March 31,		Six months ended March 31,
	2017	2016	2017	2016

Operating Revenues:
Gas Utility	$641.1	$611.5	$1,113.4	$1,010.3
Gas Marketing and other	22.3	(2.2)	45.1	(1.6)
Total Operating Revenues	663.4	609.3	1,158.5	1,008.7
Operating Expenses:
Gas Utility
Natural and propane gas	254.3	261.1	448.1	409.6
Operation and maintenance	98.4	94.3	197.8	185.9
Depreciation and amortization	37.9	33.8	75.6	67.3
Taxes, other than income taxes	48.3	43.9	81.7	72.1
Total Gas Utility Operating Expenses	438.9	433.1	803.2	734.9
Gas Marketing and other	44.1	8.5	85.8	19.1
Total Operating Expenses	483.0	441.6	889.0	754.0
Operating Income	180.4	167.7	269.5	254.7
Other Income	3.6	0.8	4.1	2.2
Interest Charges:
Interest on long-term debt	19.2	16.7	38.3	33.6
Other interest charges	3.5	2.6	6.5	4.7
Total Interest Charges	22.7	19.3	44.8	38.3
Income Before Income Taxes	161.3	149.2	228.8	218.6
Income Tax Expense	53.3	48.4	75.6	70.9
Net Income	$108.0	$100.8	$153.2	$147.7

Weighted Average Number of Common Shares Outstanding:
Basic	45.6	43.3	45.6	43.3
Diluted	45.7	43.5	45.7	43.5

Basic Earnings Per Share of Common Stock	$2.36	$2.32	$3.35	$3.40
Diluted Earnings Per Share of Common Stock	$2.36	$2.31	$3.34	$3.39
Dividends Declared Per Share of Common Stock	$0.53	$0.49	$1.05	$0.98

Condensed Consolidated Balance Sheets - Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2017	2016	2016
ASSETS
Utility Plant	$4,978.8	$4,793.6	$4,271.3
Less: Accumulated depreciation and amortization	1,585.9	1,506.4	1,286.1
Net Utility Plant	3,392.9	3,287.2	2,985.2
Non-utility Property	26.6	13.7	13.8
Goodwill	1,163.9	1,164.9	946.0
Other Investments	63.2	62.1	61.1
Other Property and Investments	1,253.7	1,240.7	1,020.9
Current Assets:
Cash and cash equivalents	19.6	5.2	8.7
Accounts receivable (net of allowance for doubtful accounts)	345.6	220.7	265.0
Delayed customer billings	11.6	1.6	10.1
Inventories	146.4	202.3	124.0
Other	161.1	139.8	96.0
Total Current Assets	684.3	569.6	503.8
Regulatory Assets and Other Deferred Charges	925.8	966.9	797.6
Total Assets	$6,256.7	$6,064.4	$5,307.5

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,223.4	$1,221.5	$1,083.7
Retained earnings	655.9	550.9	599.4
Accumulated other comprehensive income (loss)	3.7	(4.2)	(1.7)
Total Common Stock Equity	1,883.0	1,768.2	1,681.4
Long-term debt	1,925.3	1,820.7	1,839.3
Total Capitalization	3,808.3	3,588.9	3,520.7
Current Liabilities:
Current portion of long-term debt	—	250.0	—
Notes payable	567.4	398.7	253.6
Accounts payable	218.6	210.9	127.1
Advance customer billings	14.5	70.2	31.7
Accrued liabilities and other	214.8	231.5	206.4
Total Current Liabilities	1,015.3	1,161.3	618.8
Deferred Credits and Other Liabilities:
Deferred income taxes	690.6	607.3	564.2
Pension and postretirement benefit costs	308.1	303.7	254.8
Asset retirement obligations	212.4	206.4	162.8
Regulatory liabilities	144.1	130.7	110.7
Other	77.9	66.1	75.5
Total Deferred Credits and Other Liabilities	1,433.1	1,314.2	1,168.0
Total Capitalization and Liabilities	$6,256.7	$6,064.4	$5,307.5

Condensed Consolidated Statements of Cash Flows - Unaudited

(In Millions)	Six months ended March 31,
	2017	2016
Operating Activities:
Net Income	$153.2	$147.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	75.8	67.6
Deferred income taxes and investment tax credits	75.4	71.0
Changes in assets and liabilities	(81.4)	(42.9)
Other	3.1	(0.4)
Net cash provided by operating activities	226.1	243.0

Investing Activities:
Capital expenditures	(187.3)	(121.8)
Acquisition activity	3.8	—
Other	0.6	(0.7)
Net cash used in investing activities	(182.9)	(122.5)

Financing Activities:
Repayment of long-term debt	(393.8)	(80.0)
Issuance of long-term debt	250.0	80.0
Issuance (repayment) of short-term debt - net	168.7	(84.4)
Issuance of common stock	0.1	2.1
Dividends paid	(46.8)	(41.6)
Other	(7.0)	(1.7)
Net cash provided by financing activities	(28.8)	(125.6)

Net Increase (Decrease) in Cash and Cash Equivalents	14.4	(5.1)
Cash and Cash Equivalents at Beginning of Period	5.2	13.8
Cash and Cash Equivalents at End of Period	$19.6	$8.7

Net Economic Earnings and Reconciliation to GAAP - Quarter

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Three Months Ended March 31, 2017
Net Income (Loss) (GAAP)	$112.3	$(1.0)	$(3.3)	$108.0	$2.36
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	1.6	—	1.6	0.04
Lower of cost or market inventory adjustments	—	0.1	—	0.1	—
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	—	—	0.1	0.1	—
Income tax effect of adjustments (1)	(0.1)	(0.6)	—	(0.7)	(0.02)
Net Economic Earnings (Loss) (Non-GAAP)	$112.2	$—	$(3.2)	$109.0	$2.38
Diluted EPS (GAAP)	2.45	(0.02)	(0.07)	2.36
Net Economic EPS (Non-GAAP) (2)	2.45	—	(0.07)	2.38

Three Months Ended March 31, 2016
Net Income (Loss) (GAAP)	$102.4	$1.5	$(3.1)	$100.8	$2.31
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	2.9	—	2.9	0.07
Lower of cost or market inventory adjustments	—	0.1	—	0.1	—
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.5)	—	(0.5)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	1.8	2.0	0.04
Income tax effect of adjustments (1)	(0.1)	(1.0)	(0.7)	(1.8)	(0.04)
Net Economic Earnings (Loss) (Non-GAAP)	$102.5	$3.0	$(2.0)	$103.5	$2.37
Diluted EPS (GAAP)	$2.34	$0.04	$(0.07)	$2.31
Net Economic EPS (Non-GAAP) (2)	$2.35	$0.07	$(0.05)	$2.37

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is generally calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings and Reconciliation to GAAP - Year-to-Date

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Six Months Ended March 31, 2017
Net Income (Loss) (GAAP)	$164.0	$(1.8)	$(9.0)	$153.2	$3.34
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	5.4	—	5.4	0.12
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	—
Acquisition, divestiture and restructuring activities	0.1	—	0.1	0.2	0.01
Income tax effect of adjustments (1)	(0.1)	(2.0)	—	(2.1)	(0.05)
Net Economic Earnings (Loss) (Non-GAAP)	$164.0	$1.4	$(8.9)	$156.5	$3.42
Diluted EPS (GAAP)	$3.58	$(0.04)	$(0.20)	$3.34
Net Economic EPS (Non-GAAP) (2)	$3.59	$0.03	$(0.20)	$3.42

Six Months Ended March 31, 2016
Net Income (Loss) (GAAP)	$151.7	$3.8	$(7.8)	$147.7	$3.39
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	(0.1)	(1.9)	—	(2.0)	(0.04)
Lower of cost or market inventory adjustments (1)	—	0.7	—	0.7	0.02
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.6)	—	(0.6)	(0.02)
Acquisition, divestiture and restructuring activities	1.4	—	1.9	3.3	0.07
Income tax effect of adjustments (1)	(0.5)	0.7	(0.7)	(0.5)	(0.01)
Net Economic Earnings (Loss) (Non-GAAP)	$152.5	$2.7	$(6.6)	$148.6	$3.41
Diluted EPS (GAAP)	$3.48	$0.09	$(0.18)	$3.39
Net Economic EPS (Non-GAAP) (2)	$3.50	$0.07	$(0.16)	$3.41

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is generally calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2017
Operating Income (Loss) (GAAP)	$182.6	$(1.7)	$(0.5)	$—	$180.4
Operation and maintenance expenses	99.3	1.5	2.1	(1.4)	101.5
Depreciation and amortization	37.9	—	0.1	—	38.0
Taxes, other than income taxes	48.3	0.1	—	—	48.4
Less: Gross receipts tax expense	(34.1)	(0.1)	—	—	(34.2)
Contribution Margin (Non-GAAP)	334.0	(0.2)	1.7	(1.4)	334.1
Natural and propane gas costs	275.6	22.3	0.1	(2.9)	295.1
Gross receipts tax expense	34.1	0.1	—	—	34.2
Operating Revenues	$643.7	$22.2	$1.8	$(4.3)	$663.4

Three Months Ended March 31, 2016
Operating Income (Loss) (GAAP)	$167.4	$2.5	$(2.2)	$—	$167.7
Operation and maintenance expenses	94.6	1.4	3.1	(0.3)	98.8
Depreciation and amortization	33.8	—	0.1	—	33.9
Taxes, other than income taxes	43.9	0.1	(0.1)	—	43.9
Less: Gross receipts tax expense	(32.2)	(0.1)	—	—	(32.3)
Contribution Margin (Non-GAAP)	307.5	3.9	0.9	(0.3)	312.0
Natural and propane gas costs	273.0	4.0	—	(12.0)	265.0
Gross receipts tax expense	32.2	0.1	—	—	32.3
Operating Revenues	$612.7	$8.0	$0.9	$(12.3)	$609.3

Six Months Ended March 31, 2017
Operating Income (Loss) (GAAP)	$273.2	$(3.0)	$(0.7)	$—	$269.5
Operation and maintenance expenses	199.8	2.9	3.9	(2.6)	204.0
Depreciation and amortization	75.6	—	0.2	—	75.8
Taxes, other than income taxes	81.7	0.2	0.1	—	82.0
Less: Gross receipts tax expense	(53.1)	(0.1)	—	—	(53.2)
Contribution Margin (Non-GAAP)	577.2	—	3.5	(2.6)	578.1
Natural and propane gas costs	490.1	43.8	0.1	(6.8)	527.2
Gross receipts tax expense	53.1	0.1	—	—	53.2
Operating Revenues	$1,120.4	$43.9	$3.6	$(9.4)	$1,158.5

Six Months Ended March 31, 2016
Operating Income (Loss) (GAAP)	$251.4	$6.3	$(3.0)	$—	$254.7
Operation and maintenance expenses	186.5	3.0	4.5	(0.6)	193.4
Depreciation and amortization	67.3	—	0.3	—	67.6
Taxes, other than income taxes	72.1	0.1	(0.1)	—	72.1
Less: Gross receipts tax expense	(49.7)	(0.1)	—	—	(49.8)
Contribution Margin (Non-GAAP)	527.6	9.3	1.7	(0.6)	538.0
Natural and propane gas costs	434.9	11.4	—	(25.4)	420.9
Gross receipts tax expense	49.7	0.1	—	—	49.8
Operating Revenues	$1,012.2	$20.8	$1.7	$(26.0)	$1,008.7